Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

VIRTUCON Acquisition Corp.

The undersigned, for the purposes of amending the Certificate of Incorporation of Virtucon Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (the “Board”), in accordance with the applicable provisions of Section 141(f) of the DGCL, by written consent filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”);

RESOLVED, that Article I of the Certificate of Incorporation be amended by deleting it in its entirety and replacing such Article with the following:

“The name of the corporation is Virtuoso Acquisition Corp. (the “Corporation”).”

SECOND: That in lieu of a meeting and vote of stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FOURTH: The aforesaid amendment shall be effective on the date of the filing of this Certificate of Amendment of Certificate of Incorporation (this “Certificate”) with the office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 3rd day of November, 2020.

Virtucon Acquisition Corp.

By:
Name: Jeffrey D. Warshaw
Title: Chief Executive Officer